                                                                      EXHIBIT 11





              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS




                                         Year Ended December 31,
                       ----------------------------------------------------------
                              1995               1994                 1993
                       ----------------   ------------------   ------------------
                                  Fully              Fully                 Fully
                       Primary   Diluted   Primary  Diluted    Primary    Diluted
                       -------   -------  --------  -------    -------    -------
                                     (In thousands, except per share)
Net income (loss)      $10,140   $10,140   $ 3,091  $ 3,091   ($67,020)  ($67,020)
                       =======  ========   =======  ========  ========   ========
Average shares
  Common                 6,730     6,730     6,720    6,720      3,724      3,724
  Common equivalents       289       503        26       14         88         15
                       -------   -------   -------  -------    -------   --------
  Total                  7,019     7,233     6,746    6,734      3,812      3,739
                       =======  ========   =======  ========  ========   ========
Earnings (loss) per
  common and common
  equivalent share     $  1.45   $  1.40   $  0.46  $  0.46   ($ 17.58)  ($ 17.93)
                       =======  ========   =======  =======   ========   ========



Common share equivalents assume exercise of stock options and warrants, if dilutive.





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